VIACOM ANNOUNCES REVISED EMPLOYMENT AGREEMENT

FOR EXECUTIVE CHAIRMAN SUMNER M. REDSTONE

New Pay-for-Performance Plan Cuts Cash Compensation and Increases Equity Compensation Tied to Shareholder Returns

NEW YORK, September 25, 2006 – The Board of Directors of Viacom Inc. (NYSE: VIA and VIA.B) announced today that it has entered into a revised employment agreement with Sumner M. Redstone, its Executive Chairman. The agreement reduces cash salary and bonuses effective January 1, 2007 and immediately directly links the majority of Mr. Redstone’s compensation to superior shareholder returns.

In taking this step, Mr. Redstone and the Compensation Committee of the Viacom Board are extending the equity driven approach to compensation and incentives adopted by Viacom in its recently announced agreements with Philippe P. Dauman, Viacom’s President and Chief Executive Officer, and Thomas E. Dooley, Viacom’s Senior Executive Vice President and Chief Administrative Officer.

Robert Kraft, Chairman of the Compensation Committee of Viacom’s Board of Directors, said: “We are delighted to conclude this agreement with Mr. Redstone, who is joining Philippe Dauman and Tom Dooley in tying his future compensation so closely to the performance of Viacom’s stock. This is a highly progressive arrangement that will put the compensation of Viacom’s most senior executives directly in line with the interests of its shareholders. These revamped packages signal a new direction in Viacom’s strategy for compensating its senior executives and result from the significant progress the Viacom Board has made in replacing guaranteed cash compensation with performance-based rewards.”

Sumner M. Redstone said: “As both a major shareholder and as the Executive Chairman of the company, I have long been in favor of the pay-for-performance model, which I believe is good for shareholders and good for the company. I want to commend the Compensation Committee for not

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only listening to our stockholders, but for their leadership, creativity and discipline in creating this new shareholder-friendly compensation structure.”

Under the terms of the new agreement, beginning in 2007, Mr. Redstone’s salary will be reduced to $1 million per year (from current $1.75 million), and deferred compensation, presently $1.3 million per year, will be eliminated. His target cash bonus under Viacom’s short-term incentive plan will be reduced from $6.1 million to $3.5 million per year. Mr. Redstone will receive an annual award of stock options having a grant-date value of $3 million. He will also receive an annual award of performance share units (PSU’s) with a grant-date target value of $3 million.

The value, if any, realized from PSU’s will depend on the total shareholder return of Viacom Class B common stock compared with the total shareholder return of companies comprising the Standard & Poor’s 500 Composite Index over a measurement period of, in general, three years and, in certain circumstances, earnings per share over the period. Mr. Redstone also agreed to convert, effective September 27, 2006, an approximate $9.4 million deferred compensation account balance to stock option equivalents having a Black-Scholes value of $9.4 million. The option equivalents will have an exercise price equal to the closing price of Viacom’s Class B common stock on the conversion date and will vest over four years.

About Viacom

Viacom is a leading global entertainment content company, with prominent and respected brands in focused demographics. Offering programming and content for television, motion pictures and digital platforms, Viacom’s world-class brands include MTV Networks (MTV, VH1, Nickelodeon, Nick at Nite, Comedy Central, CMT: Country Music Television, Spike TV, TV Land, Logo and more than 130 networks around the world), BET Networks, Paramount Pictures, Paramount Home Entertainment, DreamWorks and Famous Music. More information about Viacom and its businesses is available at www.viacom.com.

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Contacts:

Media	Investors
Carl Folta	James Bombassei
212-258-6352	212-258-6377
carl.folta@viacom.com	james.bombassei@viacom.com

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